Exhibit 99.a.2.iii

ATTACHMENT A

SERIES AND CLASSES OF THE TRUST

I.                                        Pursuant to Article III, Section 1 of the Declaration of Trust, the Shares of beneficial interest of the Trust are divided into the following separate Series of Shares established and designated as:  UBS All China Equity Fund, UBS Dynamic Alpha Fund, UBS Engage For Impact Fund, UBS Global Allocation Fund, UBS Emerging Markets Equity Opportunity Fund, UBS International Sustainable Equity Fund, UBS Sustainable Development Bank Bond Fund, UBS US Dividend Ruler Fund, UBS US Quality Growth At Reasonable Price Fund, UBS U.S. Sustainable Equity Fund, UBS U.S. Small Cap Growth Fund, UBS Municipal Bond Fund, and UBS Total Return Bond Fund, each with an unlimited number of Shares of beneficial interest, (par value $0.001 per share), with such rights and preferences as are set forth in the Declaration of Trust.

II.                                   Pursuant to Article III, Section 1 of the Declaration of Trust, each Series of the Trust is further divided into the following separate classes of Shares established and designated as: Class A Shares (with respect to each Series except UBS US Dividend Ruler Fund and UBS US Quality Growth At Reasonable Price Fund); Class P Shares; and Class P2 Shares (with respect to UBS All China Equity, UBS Emerging Markets Equity Opportunity Fund, UBS International Sustainable Equity Fund, UBS Sustainable Development Bank Bond Fund and UBS U.S. Sustainable Equity Fund).  Each separate class of each Series has an unlimited number of Shares of beneficial interest, (par value of $0.001 per share).

A.                                   Each Class A Share, Class P Share and Class P2 Share of a Series shall have the rights and limitations as set forth in Section 1 of Article III of the Declaration of Trust, except that:  (i) dividends and distributions paid on Class A Shares of a Series shall reflect reductions for payments of fees under the Series’ shareholder services and/or distribution plan adopted pursuant to Rule 12b-1 of the 1940 Act for the Class A Shares; and (ii) only the Class A Shares, Class P Shares and Class P2 Shares shall have (a) exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of Class A Shares, Class P Shares and Class P2 Shares, respectively, including, without limitation, the provisions of any shareholder services and/or distribution plan adopted pursuant to Rule 12b-1 of the 1940 Act for the Class A Shares, and (b) no voting rights with respect to the provision of any shareholder services and/or distribution plan adopted pursuant to Rule 12b-1 of the 1940 Act applicable to any other class of shares of the Series or with regard to any other matter submitted to a vote of shareholders that does not now or in the future affect holders of the Class A Shares, Class P Shares and Class P2 Shares, respectively.

B.                                    Purchases of Class A Shares of a Series are subject to the imposition of a sales charge according to the following schedules, which may be adjusted from time to time and are subject to such waivers as shall be determined from time to time by UBS Asset Management (Americas) Inc. (“UBS Asset Management”) and as shall be described in the current prospectuses of the Class A Shares of the Series of the Trust:

(i)                                     With respect to the Class A Shares of UBS Total Return Bond Fund (the “Total Return Bond Series”), sales charges are imposed as follows:

Amount of Investment	Sales Charge as a % of Offering Price

Less than $100,000	3.75%
$100,000 to $249,999	3.25%
$250,000 to $499,999	2.25%
$500,000 to $999,999	1.75%
$1,000,000 and over	None

(ii)                                  With respect to the Class A Shares of the Series designated and established as the UBS All China Equity Fund, UBS Dynamic Alpha Fund, UBS Engage For Impact Fund, UBS Global Allocation Fund, UBS Emerging Markets Equity Opportunity Fund, UBS International Sustainable Equity Fund, UBS U.S. Sustainable Equity Fund and UBS U.S. Small Cap Growth Fund (collectively, the “Equity Series”), sales charges are imposed as follows:

Amount of Investment	Sales Charge as a % of Offering Price

Less than $50,000	5.50%
$50,000 to $99,999	4.50%
$100,000 to $249,999	3.50%
$250,000 to $499,999	2.50%
$500,000 to $999,999	2.00%
$1,000,000 and over	None

(iii)                               With respect to the Class A Shares of the Series designated and established as the UBS Municipal Bond Fund (the “Municipal Bond Series”), sales charges are imposed as follows:

Amount of Investment	Sales Charge as a % of Offering Price

Less than $100,000	2.25%
$100,000 to $249,999	1.75%
$250,000 to $499,999	1.25%
$500,000 and over	None

(iv)                              With respect to the Class A Shares of the Series designated and established as the UBS Sustainable Development Bank Bond Fund, no sales charges are imposed. Contingent deferred sales charges may be applicable to the extent Class A Shares are acquired by means of an exchange of shares of another Family Fund (“Family Funds” include PACE® Select funds, Series of Trust and other funds for which UBS Asset Management (US) Inc. serves as principal underwriter) and the Class A shares acquired in the exchange are later sold, with such contingent deferred sales charge based on the terms of the shares of the Family Fund originally held.

(v)                                 Purchases of Class A Shares of the Total Return Series and Equity Series of $1 million or more that are redeemed within one year after purchase are subject to the imposition of a contingent deferred sales charge equal to 1% of the Class A Shares’ offering price or the net asset value at the time of sale by the shareholder, whichever is less, subject to such waivers as shall be determined from time to time by UBS Asset Management and as shall be described in the current prospectuses of the Class A Shares of such Series of the Trust.

(vi)                              Purchases of Class A Shares of the Municipal Bond Series of $500,000 or more that are redeemed within one year after purchase are subject to the imposition of a contingent deferred sales charge equal to 0.75% of the Class A Shares’ offering price or the net asset value at the time of sale by the shareholder, whichever is less, subject to such waivers as shall be determined from time to time by UBS Asset Management and as shall be described in the current prospectuses of the Class A Shares of the Municipal Bond Series of the Trust.

June 5, 2020